Exhibit 3.2

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of September, 2021, by and among 800 Degrees GO, Inc., a Delaware corporation (the “Company”), and the persons who are signatories hereto as a “Purchaser” (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

The Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase and acquire from the Company, shares of Common Stock of the Company (the “Shares”) on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.            Purchase and Sale of the Shares.

(a)           Authorization and Issuance of the Shares. The Company has authorized the issuance and sale of the Shares pursuant to the terms of this Agreement.

(b)           Issuance of the Shares.

(i)            Purchase and Sale. At the Closing (as defined in Section 1(b)(ii)), the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase and acquire from the Company, that number of Shares set forth opposite Purchaser’s name on Schedule 1 hereto at the price set forth opposite Purchaser’s name on Schedule 1 (the “Purchase Price”), subject to Section 1(b)(ii) below.

(ii)           The Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall occur concurrently with the execution of this Agreement, or such later date as the Company and Purchasers shall agree to in writing (the “Closing Date”), in each case by exchange of electronic copies of executed documents. At the Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser, in each case against payment of the Purchase Price therefor by check payable to the Company, or by wire transfer to a bank account designated by the Company, in the amounts specified across from Purchaser’s name on Schedule 1.

2.            Representations and Warranties of the Company. As of the Closing Date, the Company represents and warrants to each Purchaser that:

(a)           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)          Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate actions of the Company.

(c)          Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

(d)           No Conflict or Violation. Neither the execution and delivery of this Agreement by the Company, nor its consummation of the transactions contemplated hereby or thereby, will result in: (i) a violation of, or a conflict with, the Company’s Certificate of Incorporation, Bylaws or any subscription, stockholders’ or similar types of agreements or understandings; (ii) a material breach of, or a material default (or an event which, with notice or lapse of time or both would constitute a material default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any material contract, agreement, instrument, license, encumbrance or permit to which such the Company is a party or by which the Company or its business is bound or affected; (iii) to the knowledge of the Company, a violation by the Company of any law applicable to the Company or any judgment, court order or the like to which the Company is a party or by which it is bound; or (iv) an imposition of any material lien on the Company or its assets.

(e)           Consents and Approvals. The execution and delivery of this Agreement by the Company, the issuance and sale of the Shares by the Company, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any authorization, registration or filing with, or consent or approval of, any person, other than the Company and its stockholders, including, without limitation, any governmental authority or regulatory body, except for filings required under applicable securities laws.

(f)           Litigation. There is no action, suit, proceeding or investigation pending or, to the best of the Company’s knowledge, currently threatened against the Company (or, to the best of the Company’s knowledge, threatened against or affecting any of the officers, directors or employees of the Company with respect to their duties and activities with respect to the Company) that questions the validity of this Agreement or the right of the Company to enter into such Agreement or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of the Company, financially or otherwise.

(g)          Title to Properties; Liabilities; Guarantees. The Company has good, clear and marketable title to its properties and assets, and all the properties and assets that the Company owns or purports to own are free and clear of all liens, charges, restrictions, claims, pledges, security interests, mortgages or encumbrances of any nature whatsoever. As of immediately prior to the Closing, the Company has no liabilities, contingent or otherwise. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

(h)           Capitalization.

(i)            The authorized capital of the Company consists, immediately prior to the Closing, of 40,000,000 shares of common stock (“Common Stock”), none of which are issued and outstanding immediately prior to the Closing.

(ii)           As of immediately prior to the Closing, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.

3.            Representations and Warranties of Purchasers. Each Purchaser represents and warrants to the Company, as of the Closing Date, as follows:

(a)           This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its respective terms.

(b)           Such Purchaser has acquired the Shares for such Purchaser’s own account, with the intention of holding the same for investment and not with a view to the distribution thereof in violation of federal and state securities laws.

(c)           Such Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws in reliance upon exemptions contained in the Securities Act and such applicable state securities laws, and that the Company’s reliance upon such exemptions is based in part on the representations of such Purchaser contained in this Agreement. Such Purchaser further understands and acknowledges that the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or unless such disposition is exempt from registration thereunder.

(d)           Such Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(e)            Such Purchaser (i) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of making the investment contemplated hereby, and (ii) understands that an investment in the Company involves significant risks and is suitable only for persons of adequate financial means who have no need for liquidity in this investment. Such Purchaser represents that no assurances or guarantees have been made to such Purchaser by anyone, including the Company’s management, regarding whether the Company will be profitable. Such Purchaser acknowledges that such Purchaser may lose all or a portion of such Purchaser’s investment in the Company. It is specifically understood and agreed by such Purchaser that no person in the Company’s management, and no employee, agent or representative of the Company, has made, nor by this Agreement shall be construed to make, directly or indirectly, explicitly or by implication, any representation, warranty, projection, assumption, promise, covenant, opinion, recommendation or other statement of any kind or nature with respect to the anticipated profits or losses of the Company.

(f)           The Company’s offer of the Shares was privately communicated to such Purchaser. At no time has such Purchaser received information concerning this offering, the Company or management from any newspaper, magazine, television or radio broadcast, leaflet or other advertisement, public promotional meeting or any other form of general advertising or general solicitation.

4.            Conditions to Purchase.

(a)           Conditions to Obligations of Purchaser on the Closing Date. The obligations of each Purchaser to purchase the Shares on the Closing Date is subject to the satisfaction of the following conditions:

(i)            No Defaults. The Company shall be in compliance with the terms and provisions set forth in this Agreement and no default or event of default under this Agreement shall have occurred and be continuing or shall occur upon consummation of this Agreement.

(ii)           Representations and Warranties. The representations and warranties of the Company contained herein and in any certificate or other instrument delivered pursuant to any of the foregoing shall be correct in all respects as though made on and as of the Closing Date, except to the extent that such representations and warranties speak as of a certain date, in which case such representations and warranties shall have been true and correct as of such date.

(iii)          Stockholders’ Rights Agreement. The Company shall have executed and delivered a Stockholders’ Rights Agreement in the form attached hereto as Exhibit A (the “Stockholders’ Rights Agreement”).

(b)          Conditions to Obligations of Company on the Closing Date. The obligations of the Company to issue and sell the Shares on the Closing Date is subject to the satisfaction of the following conditions:

(i)            Purchase Price. The Purchasers shall have delivered the Purchase Price for the Shares in accordance with the provisions of Section 1(a).

(ii)           No Defaults. Each Purchaser shall be in compliance with the terms and provisions set forth in this Agreement and no default or event of default under this Agreement shall have occurred and be continuing or shall occur upon consummation of this Agreement.

(iii)          Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be correct in all respects as though made on and as of the Closing Date, except to the extent that such representations and warranties speak as of a certain date, in which case such representations and warranties shall have been true and correct as of such date.

(iv)          Stockholders’ Rights Agreement. Each Purchaser shall have executed a counterpart signature page to the Stockholders’ Rights Agreement to become party thereto.

5.            Covenants of the Company.

(a)           Corporate Existence. The Company must maintain, and cause each subsidiary of the Company (as applicable) to maintain, their respective corporate existence, rights and franchises in full force and effect, until such time as the Board of Directors and requisite stockholders determine to dissolve, merge, consolidate or convert the Company or such subsidiary into another type of business entity in accordance with the Delaware General Corporation Law or other applicable law.

(b)           Compliance with Laws. The Company must comply, and cause each subsidiary of the Company (as applicable) to comply, with all applicable laws, rules, regulations and orders, the noncompliance of which could have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company or such subsidiary.

(c)           Keeping of Records and Books of Account. The Company must keep, and cause each subsidiary of the Company (as applicable) to keep, adequate records and books of account, in which complete entries will be made in accordance with accounting principles consistently applied from year to year, reflecting all financial transactions of the Company and any such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with accounting principles consistently applied will be made.

6.            Other Provisions.

(a)           Legend. Purchaser understands that the Shares, and any securities issued in respect of or exchange therefor, may bear the following legend, in addition to any legend required by (i) the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended and (ii) the Stockholders’ Rights Agreement:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(b)           Amendments and Waivers. This Agreement may be amended and any provision hereof waived only with the written consent of the Company and the Purchasers.

(c)           Notices. All notices, requests and demands under this Agreement must be in writing and, unless otherwise expressly provided therein, shall be delivered by hand, sent by facsimile, sent by email, or sent by United States mail, first-class postage prepaid, addressed as follows:

The Company:	800 Degrees GO, Inc.
1438 9th Street
Santa Monica, CA 90401
Attention: Chief Financial Officer
Email: kevin@wavemaker.vc

with a copy to:	Prospera Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Attention: Donald S. Lee, Esq.
Facsimile No.: (424) 239-1882
Email: dlee@prosperalaw.com

Purchasers:	to the contact information set forth below the respective Purchaser’s signature block to this Agreement

Notices, requests or demands hereunder shall be deemed given (i) three (3) business days after being deposited in the U.S. mail, postage prepaid, if sent by U.S. mail, (ii) upon confirmation of transmission, if sent by facsimile, (iii) when delivered, if delivered in person, (iv) when delivered, if sent by overnight courier service, and (v) when sent if by e-mail. Any party to this Agreement may rely on signatures of the parties thereto that are transmitted by fax, emailed “pdf” file or other electronic means as fully as if originally signed.

(d)          Expenses. The Company and each Purchaser shall bear their own expenses, including attorneys’ fees, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

(e)          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising any right, remedy, power or privilege under this Agreement or shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(f)           Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive their execution and delivery.

(g)          Headings Descriptive. Section headings have been inserted in this Agreement for convenience only and shall not be construed to be a part thereof.

(h)          Severability. Every provision of this Agreement is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(i)           Integration. All exhibits and schedules to this Agreement shall be deemed to be a part of this Agreement. This Agreement and the Stockholders’ Rights Agreement embodies the entire agreement and understanding between the Company and the Purchasers, with respect to the subject matter thereof and supersede all prior agreements and understandings between them with respect to the subject matter hereof and thereof.

(j)            Governing Law; Consent to Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of Los Angeles County, California or the federal courts of the United States for the Central District of California and no other courts.

(k)           Assignment. This Agreement and the rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Company nor any Purchaser may assign this Agreement, or assign the rights or delegate the duties hereunder or thereunder, without the prior written consent of the other parties hereto.

(l)            Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(m)          Counterparts. This Agreement may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document.

(n)           Facsimile or pdf Signatures. This Agreement may be executed by any party by delivery of a facsimile or pdf signature, which signature shall have the same force and effect as an original signature.

(o)           Pronouns. References to any form of third person pronouns herein (he, she or it) shall be deemed to include all other forms, as appropriate, and all such references shall be deemed to include both plural and singular.

(p)           Waiver of Conflicts. Each party to this Agreement acknowledges that Prospera Law, LLP, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Prospera Law, LLP’s representation of certain of the Purchasers in such unrelated matters and to Prospera Law, LLP’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.

COMPANY:

800 Degrees GO, Inc.
a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.

PURCHASERS:

800 Degrees Pizza, LLC

By:
Name:
Title:

Address:	2109 Rheims Drive
Carrollton, TX 75006
Attention:	Tommy Lee
Facsimile:
Email: t.lee@800degrees.com

Piestro, Inc.

By:
Name:	Kevin Morris
Title:	CFO

Address:	1438 9th Street
Santa Monica, CA 90401
Attention:	Chief Financial Officer
Facsimile:
Email:	kevin@wavemaker.vc

SCHEDULE 1

TO SECURITIES PURCHASE AGREEMENT

Purchaser	Purchase Price	Shares
800 Degrees Pizza, LLC	$1,500.00	15,000,000
Piestro, Inc.	$1,500.00	15,000,000
TOTAL	$3,000.00	30,000,000

EXHIBIT A

TO SECURITIES PURCHASE AGREEMENT

STOCKHOLDERS’ RIGHTS AGREEMENT

[see attached]